EXHIBIT 99.2

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2009	2008

REVENUES:
Contract drilling	$164,243	$165,504

COSTS AND EXPENSES:
Contract drilling	61,042	55,397
Depreciation	9,713	7,909
General and administrative	11,623	10,244
Gain on sale of equipment	(87)	48
	82,291	73,598
OPERATING INCOME	81,952	91,906

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest	(733)	(305)
Interest income	36	115
	(697)	(190)
INCOME BEFORE INCOME TAXES	81,255	91,716
PROVISION FOR INCOME TAXES	14,271	13,353
NET INCOME	$66,984	$78,363

EARNINGS PER COMMON SHARE:
Basic	1.04	1.22
Diluted	1.03	1.22
AVERAGE COMMON SHARES OUTSTANDING:
Basic	64,303	64,081
Diluted	65,023	64,332